Exhibit 99.1

Virage Logic Completes Acquisition of NXP’s Horizontal Advanced CMOS Semiconductor IP Technology and Development Team

Multi-Year $60 Million Strategic Alliance Also Calls for Virage Logic to Serve as NXP’s Trusted IP Partner

FREMONT, Calif.--(BUSINESS WIRE)--November 17, 2009--Virage Logic Corporation (NASDAQ:VIRL), the semiconductor industry’s trusted IP partner, today announced it has completed the acquisition of NXP’s horizontal advanced CMOS intellectual property (IP) rights and certain engineering talent and equipment. As part of the acquisition, approximately 150 former NXP employees and the assets associated with selected NXP advanced CMOS libraries, IP blocks and SoC infrastructure along with other classes of semiconductor IP, including approximately 25 associated patent families, are now part of Virage Logic. The strategic alliance between the two companies also includes a multi-year, $60 million licensing and IP development relationship that further executes on NXP’s strategic vision to achieve leadership in high performance mixed signal and enables them to significantly reduce costs without compromising design capability.

“This acquisition and strategic alliance underscore the fundamental shift we are seeing in the global semiconductor industry and that is to focus on core competencies and engage with trusted partners for the non-differentiating elements of a company’s business,” said Dr. Alex Shubat, president, CEO and co-founder of Virage Logic. “Virage Logic was founded on this vision over a decade ago and today over 400 customers rely on our extensive semiconductor IP portfolio to provide the critical building blocks for their SoC designs as they develop their next generation products.”

Dr. Shubat continued, “Over the last two years, we have been aggressively executing on our strategic initiative to broaden our IP product portfolio through both organic and inorganic growth. Our recent acquisition of ARC International and today’s announcement with NXP are a testament to the strong progress we have made in establishing ourselves as a broad line, trusted IP provider. We look forward to the key contributions the talented NXP technologists bring to Virage Logic as we further expand our IP portfolio.”

Virage Logic will establish an R&D center in Eindhoven to develop new products based on the acquired advanced CMOS I/O, analog mixed signal and System-on-Chip (SoC) infrastructure IP and to provide on-going support to NXP. These new products, expected to be commercially available in early 2011, will expand upon Virage Logic’s already extensive product offering that includes processor solutions, interface IP solutions, embedded SRAMs and NVMs, embedded memory test and repair, logic libraries, and memory development software.

In consideration for the assets, NXP received 2.5 million shares of Virage Logic common stock, which are subject to transfer restrictions, and will receive a share of the future revenue generated by Virage Logic from licensing the transferred IP portfolio. Virage Logic expects the transaction to be accretive in the company’s fourth fiscal quarter of 2010.

About Virage Logic

Virage Logic is a leading provider of both functional and physical semiconductor intellectual property (IP) for the design of complex integrated circuits. The company's highly differentiated product portfolio includes processor solutions, interface IP solutions, embedded SRAMs and NVMs, embedded memory test and repair, logic libraries, and memory development software. As the industry's trusted semiconductor IP partner, more than 400 foundry, IDM and fabless customers rely on Virage Logic to achieve higher performance, lower power, higher density and optimal yield, as well as shorten time-to-market and time-to-volume. For further information, visit http://www.viragelogic.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Any statements in this press release about Virage Logic’s expectations, beliefs, plans, objectives, assumptions or future events or performance, including with respect to the asset acquisition from NXP, and any assumptions underlying such statements, are not historical facts and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “would,” “guarantee” and “enable.” Forward-looking statements also include statements concerning the plans and objectives of Virage Logic’s management for future operations, including plans or objectives relating to its products or services and the assets being acquired from NXP and NXP employees to be hired by Virage Logic, statements regarding the timing or completion of the asset acquisition, statements regarding the timing of product releases and the potential for the acquisition to be accretive, and the assumptions underlying or relating to all such statements. Actual results could differ materially from those predicted by these forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include, but are not limited to, (1) the outcome of any legal proceedings instituted against Virage Logic, NXP and others in connection with the NXP asset acquisition; (2) the amounts of the costs, fees, expenses, charges and liabilities relating to the NXP asset acquisition; (3) the effects of war, terrorism or catastrophic events; (4) stock price, currency exchange rate and interest rate volatility; (5) the failure of Virage Logic to successfully integrate the assets acquired from NXP and former NXP employees hired by Virage Logic with Virage Logic’s own operations; and (6) the failure of Virage Logic to achieve the cost savings and other synergies it expects to realize from the NXP asset acquisition.

The foregoing list sets forth some, but not all, of the factors that could affect Virage Logic’s ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties Virage Logic faces and a discussion of its financial statements and footnotes, see the documents Virage Logic files with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and all subsequent periodic reports. Virage Logic assumes no obligation and expressly disclaims any duty to update forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of subsequent events.

CONTACT:
Virage Logic Corporation
Sabina Burns, 510-743-8115
sabina.burns@viragelogic.com
or
McClenahan Bruer Communications
Tarah Hartzler, 503-546-1014
tarah@mcbru.com